THIS AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

              AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE
              ----------------------------------------------------

Dated as of: October 1, 2002                                          $1,000,000

Note No. [  ] A

         FOR VALUE RECEIVED, INKINE PHARMACEUTICAL COMPANY, INC., a corporation organized under the laws of the State of New York (the "Corporation"), hereby promises to pay to the order of [S.A.C. CAPITAL ASSOCIATES, LLC] [SDS MERCHANT FUND, L.P.] or any assignee registered on the books and records of the Corporation (individually, the "Holder," and collectively with the holders of all other notes of same like and tenor, the "Holders") the sum of One Million Dollars ($1,000,000) (the "Principal Amount") plus twenty five percent (25%) thereof, on June 15, 2003 (the "Scheduled Maturity Date"), and to pay interest on the unpaid principal balance hereof for each year (or portion thereof) that this Note is outstanding prior to the Scheduled Maturity Date in an amount equal to ten percent (10%) per annum. Interest shall accrue on the unpaid principal balance hereof from the date hereof (the "Issue Date") until the date the same becomes due and payable, whether semi-annually, at maturity or upon prepayment, repayment or otherwise. Any amounts on this Note which are not paid when due shall bear interest at the rate equal to the lower of eighteen percent (18%) per annum and the highest rate permitted by law from the due date thereof until the same is paid. Interest shall be calculated based on a 360-day year and shall commence accruing on the Issue Date and, to the extent not converted in accordance with the provisions hereof, shall be due and payable by the Corporation semi-annually (with the first interest payment due on December 12, 2002). Subject to the following sentence, each payment of interest shall be paid to the Holder in lawful money of the United States of America. Notwithstanding the foregoing, in the event that the Closing Bid Price (as herein defined) of the Common Stock on the date immediately preceding the date that the interest becomes due is less than 110% of the Conversion Price, such payment of interest must be made in lawful money of the United States of America. All payments of principal and interest (to the extent not converted in accordance with the terms hereof or otherwise paid in Common Stock) shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made at such address as the Holder shall have given or shall hereafter give to the Corporation by written notice in accordance with the provisions of this Note.

         This Note amends, restates, supersedes and consolidates those [eight] [two] certain Notes, each in the amount of $1,000,000, and each dated as of June 15, 2001, which were issued to Holder pursuant to that certain Securities Purchase Agreement, dated as of June 15, 2001, as amended as of the date hereof, by and among the Corporation and the other signatories thereto (the "Securities Purchase Agreement"). This Note shall not be a payment, satisfaction, cancellation or novation of any of the notes or debts referenced above.


                                   ARTICLE I.

                                   PREPAYMENT

         Upon the occurrence of an Event of Default (as defined below) and the election by the Holder to require prepayment, this Note shall be prepaid by the Corporation in accordance with the provisions of Article VI hereof. This Note may be prepaid at the option of the Corporation at any time in accordance with the provisions of Article VIII hereof.

                                  ARTICLE II.

                               CERTAIN DEFINITIONS

         The following terms shall have the following meanings:

         A. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal United States securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to Holders of a majority of the aggregate principal amount represented by the then outstanding Notes ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading date for such security, on the next preceding date which was a trading date. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

         B. "Conversion Amount" means the portion of the principal amount of this Note being converted (but not including any accrued and unpaid interest thereon through the Conversion Date) and, at the option of the Holder, any penalties due under Article V and any Default Amounts due under Article VI hereof, each as specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"). Upon any conversion pursuant hereto, the Corporation shall pay all accrued and unpaid interest in lawful money of the United States of America.

         C. "Conversion Date" means, (i) for any Optional Conversion (as defined below), the date specified in the Notice of Conversion so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation at or before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation, and (ii) for any Mandatory Conversion (as defined below), the date specified in the notice delivered to the Holder by the Corporation pursuant to Article III.C.

         D. "Conversion Price" shall mean $4.52, subject to adjustment as provided herein.

         E. "Measurement Date" means (i) for purposes of any private offering of securities under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), the date that the Corporation enters into legally binding definitive agreements for the issuance and sale of such securities and (ii) for purposes of any other issuance of securities, the date of issuance thereof.

         F. "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (x) in the case of any adjustment required by Article VII.E(i) resulting from the issuance of any Options (as defined below), the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities (as defined below) issuable upon the exercise of such Options), and (y) in the case of any adjustment required by Article VII.E(i) resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

         G. "Warrants" shall mean the warrants issued by the Corporation to the initial Holders pursuant to the Securities Purchase Agreement, together with any other warrants issued by the Corporation to the Holder.

                                  ARTICLE III.

                                   CONVERSION

         A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph D of this Article III, the Holder may, at any time and from time to time, convert (an "Optional Conversion") all or any part of the outstanding principal amount of this Note into a number of fully paid and nonassessable shares of the Corporation's common stock, par value $.0001 per share ("Common Stock"), determined in accordance with the following formula:

                                Conversion Amount
                                -----------------
                                Conversion Price

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation and (y) surrender or cause to be surrendered this Note, duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall immediately send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either this Note is delivered to the Corporation as provided above, or the Holder notifies the Corporation or the transfer agent that this Note has been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XI.H hereof.

              (i) Delivery of Common Stock Upon Conversion. Upon the surrender of this Note accompanied by a Notice of Conversion, the Corporation shall, no later than the later of (a) the third (3rd) business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after delivery of the documentation required by Article XI.H) (the "Delivery Period"), issue and deliver to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of the portion of this Note being converted and (y) a new Note in the form hereof representing the balance of the principal amount hereof not being converted, if any. If the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the Holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

              (ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of this Note.

              (iii) No Fractional Shares. If any conversion of this Note would result in the issuance of a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Notes shall be the nearest whole number of shares.

              (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price or the Conversion Amount, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within two business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall review the calculations and notify the Corporation and the Holder of the results no later than two business days from the date it receives the disputed calculations. If after such independent accountant's review the Corporation and the Holder cannot resolve such dispute, the Corporation and the Holder shall use their best efforts to resolve such dispute through mediation prior to commencing litigation. Upon resolution of such dispute (through mediation or otherwise), the Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Mandatory Conversion. Subject to the limitations on conversion contained in paragraph E of this Article III, if at any time all of the Required Conditions (as defined herein) are satisfied and (i) at any time after 270 days after the Registration Statement Effective Date (as defined herein), the Closing Bid Price of the Common Stock is greater than $9.04 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock) for at least twenty (20) consecutive Trading Days or (ii) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation to the public (A) at an offering price per share (prior to underwriter's commissions and discounts) of not less than $7.91 per share (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock) and (B) with gross proceeds to the Corporation of not less than $25,000,000, then, at the option of the Corporation exercisable by the delivery of written notice to the Holders of the Notes, delivered no more than ten (10) days before the Conversion Date, convert all or any part of the outstanding principal amount of this Note, plus all accrued interest thereon through the Conversion Date, into a number of fully paid and non assessable shares of Common Stock determined in accordance with the formula set forth in Paragraph A of this Article III (a "Mandatory Conversion"). Thereafter, the Corporation and the Holders shall follow the applicable conversion procedures set forth in Article III.B (including the requirement that the Holder deliver this Note to the Corporation); provided, however, the Holder shall not be required to deliver a Notice of Conversion to the Corporation. In this event the Corporation elects to convert only a portion of the outstanding Notes pursuant to this Article III.C, the Notes shall be redeemed pro rata among the Holders based upon the total amount due under the Notes as of the Conversion Date.

              (i) The "Required Conditions" shall consist of the following:

                  (1) the Registration Statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement, dated as of the Issue Date, by and between the Corporation and the initial Holders

(the "Registration Rights Agreement") shall have been declared effective by the Securities and Exchange Commission (the date of such effectiveness hereinafter referred to as, the "Registration Statement Effective Date") (it being understood that the Corporation shall comply with its obligations under Article 3 of the Registration Rights Agreement relating to the effectiveness of the Registration Statement);

                  (2) all shares of Common Stock issuable upon conversion of the Notes, as interest payments under the Notes and exercise of the Warrants are then (a) authorized and reserved for issuance, (b) registered under the Securities Act for resale by the Holders and (c) eligible to be listed or traded on at least one of Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, the American Stock Exchange or the OTC Bulletin Board (collectively, the "Public Markets"), or the successor to any of them;

                  (3) no Event of Default (as defined in Article VI below) shall have occurred without having been cured;

                  (4) all amounts, if any, then accrued or payable under this Note (other than accrued interest that is convertible pursuant to the terms hereof) or the Registration Rights Agreement shall have been paid.

         D. Limitations on Conversions. The conversion of this Note shall be subject to the following limitations (each of which limitations shall be applied independently):

              (i) Cap Amount. The conversion of this Note into shares of Common Stock shall be subject to the limitations on conversion contained in Section 4(o) of the Securities Purchase Agreement (the "Cap Amount").

              (ii) No Five Percent Holders. In no event shall a Holder of the Notes or the Corporation have the right to convert any portion of this Note (whether in an Optional Conversion or a Mandatory Conversion or otherwise) into shares of Common Stock or to dispose of any portion of this Note to the extent that such right to effect such conversion or disposition would result in the Holder or any of its affiliates beneficially owning more than 4.99% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder. The restriction contained in this subparagraph D shall not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock, the Holder and the Holders of a majority of the outstanding principal amount of the Notes shall approve, in writing, such alteration, amendment, deletion or change.

                                  ARTICLE IV.

                      RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. On the Issue Date, the Corporation shall reserve 2,700,000 shares of the authorized but unissued shares of Common Stock for issuance upon conversion of the Notes, payment of interest on the Notes and exercise of the Warrants, and thereafter the Corporation shall take all necessary action to ensure that the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall be sufficient to provide for the conversion of the Notes in their entirety (including an amount equal to the interest that would accrue over a one-year period on the original principal balance of this Note) at the Conversion Price, taking into account any adjustments pursuant to Article VII hereof, and to provide for any shares of Common Stock issued or then issuable as a result of a Conversion Default hereunder, the occurrence of an Event of Default hereunder, the exercise of the Warrants or any other payment convertible into shares of Common Stock pursuant to the terms hereof or the Registration Rights Agreement.

                                   ARTICLE V.

                         FAILURE TO SATISFY CONVERSIONS

         A. Conversion Defaults; Adjustments to Conversion Price. The following shall constitute a "Conversion Default": (i) following the submission by a Holder of a Notice of Conversion, the Corporation fails for any reason (except for the reasons contemplated in Article III.D.) to deliver, in accordance with the delivery instructions contained in the Notice of Conversion, on or prior to the fifth trading day following the expiration of the Delivery Period for such conversion, such number of freely tradable shares of Common Stock to which such Holder is entitled upon such conversion or (ii) the Corporation provides notice (or otherwise indicates) to any Holder at any time of its intention not to issue freely tradable shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of the Notes, or (iii) the Corporation is prohibited, at any time, from issuing shares of Common Stock upon conversion of the Notes to any Holder because (a) the Corporation does not have available a sufficient number of authorized and unissued shares of Common Stock or (b) if such issuance would exceed the Cap Amount, if applicable. In the case of a Conversion Default described in clauses (i), (ii) or (iii)(a) above, the Corporation shall pay to such Holder an amount equal to (A) the outstanding principal amount of the Notes to be converted by such Holder multiplied by (B) ..18 multiplied by (C) a fraction, the numerator of which is the number of days after such Conversion Default until the Default Cure Date (as defined below) and the denominator of which is 365. In the case of a Conversion Default described in clause (iii)(b) above, the Corporation shall pay to the Holder an amount equal to the product of (A) the outstanding amount of principal and interest of the Note that can not be converted due to the Conversion Default (described in Section (iii)(b) above) and (B) 1.1. The cash payment described above shall be made to the Holder within five days following any demand for payment by the Holder. In addition, upon the occurrence of a Conversion Default and until the Default Cure Date, the Holder shall be entitled to the remedies set forth in
Article VI.

         B. "Default Cure Date" means (i) with respect to a Conversion Default described in clause (i) of its definition, the date the Corporation effects the conversion of all of the outstanding Notes subject to the applicable Notice of Conversion, (ii) with respect to a Conversion Default described in clause (ii) of its definition, the date the Corporation issues freely tradable shares of Common Stock in satisfaction of all conversions of the Notes in accordance with
Article III.A, and (iii) with respect to a Conversion Default described in clause (iii) of its definition, the date the prohibition ceases.

                                  ARTICLE VI.

                                EVENTS OF DEFAULT

         A. Events of Default. In the event (each of the events described in clauses (i)-(ix) below after expiration of the applicable cure period (if any) being an "Event of Default"):

              (i) the Corporation fails to pay the principal hereof or any accrued and unpaid interest hereon when due, whether at maturity, upon acceleration or otherwise and such failure continues for a period of five trading days after the due date thereof;

              (ii) the Corporation either (a) fails to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $250,000 due to any third party (including, without limitation, any of the Other Notes), other than payments contested by the Corporation in good faith, or otherwise is in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (b) suffers to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation, other than as set forth in Article VI.A(vii);

              (iii) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Notes or exercise of the Warrants) is: (A) not listed (and authorized) for trading on at least one of the Public Markets; or (B) suspended from trading, for an aggregate of ten or more trading days in any nine month period, on each Public Market on which shares of Common Stock are listed (and authorized) for trading;

              (iv) the Registration Statement referred to in Section 2(a) of the Registration Rights Agreement has not been declared effective within one hundred eighty (180) days after the Issue Date or such Registration Statement, after being declared effective, cannot be utilized by the Holders of the Notes for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement);

              (v) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holders of the Notes upon conversion of any of the Notes as and when required by this Note, the Securities Purchase Agreement or the Registration Rights Agreement (a "Legend Removal Failure"), and any such failure continues uncured for ten trading days after the Corporation has been notified thereof in writing by the Holder;

              (vi) the Corporation provides notice (or otherwise indicates) to any Holder of the Notes, including by way of public announcement, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any Holder of the Notes upon conversion in accordance with the terms of the Notes;

              (vii) the Corporation otherwise shall breach any material term hereunder (other than as set forth in Article VI.A(i) and including, without limitation, Article IV hereof) or under the Securities Purchase Agreement, the Security Agreement, the Registration Rights Agreement or the Warrants, including, without limitation, the representations and warranties contained therein, and, if such breach if curable, such breach remains uncured for more than 20 days after the Corporation has been notified thereof in writing by the Holder or the Corporation fails to diligently pursue the cure of such breach during such 20-day period;

              (viii) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed; or

              (ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation by a third party, shall not be dismissed within 60 days of their initiation;

then, upon the occurrence of any such Event of Default, at the option of each Holder, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined below) to the Corporation while such Event of Default continues, the Corporation shall pay such Holder (and upon the occurrence of an Event of Default specified in subparagraphs (viii) and (ix) of this Paragraph A, the Corporation shall be required to pay the Holders), in satisfaction of its obligation to pay the outstanding principal amount of the Notes and accrued and unpaid interest thereon, an amount equal to the Default Amount and such Default Amount shall immediately become due and payable, all without demand, presentment or notice, all of which are hereby expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in clauses (vi), (viii) or (ix) above shall immediately constitute an Event of Default and there shall be no cure period.

         Following the submission of a Default Notice, the Holder of this Note shall have the right to continue to submit Notices of Conversion and to convert this Note until such time (if any) as the Corporation pays to the Holder the Default Amount.

         Upon the Corporation's receipt of any Default Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Default Announcement (as defined below) to all of the Holders in response to the Corporation's initial receipt of a Default Notice from a Holder of the Notes), the Corporation shall immediately (and in any event within one trading day following such receipt) deliver a written notice (a "Default Announcement") to all Holders of the Notes stating the date upon which the Corporation received such Default Notice and the amount of the Notes covered thereby. The Corporation shall not redeem any Notes during the three trading day period following the delivery of a required Default Announcement hereunder. At any time and from time to time during such three trading day period, each Holder of the Notes may request (either orally or in writing) information from the Corporation with respect to the instant default (including, but not limited to, the aggregate principal amount outstanding of Notes covered by Default Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting Holder. In the event the Corporation is not able to repay all of the outstanding Notes within five trading days after its receipt of a notice requiring such payment (a "Default Notice") the Corporation shall repay the outstanding Notes to each Holder pro rata, based on the total amounts due under the Notes at the time of repayment included by such Holder in all Default Notices delivered prior to the date upon which such repayment is to be effected relative to the total amounts due under all Notes at the time of repayment included in all of the Default Notices delivered prior to the date upon which such repayment is to be effected; provided, however, the foregoing shall not constitute a waiver by any Holder of its rights to payment in full of the total Default Amount due under each such Holder's Notes.

         B. Definition of Default Amount. The "Default Amount" with respect to a Note means an amount equal to:

         V x 130%

where:

         "V" means the Principal Amount of the Notes being paid plus all accrued and unpaid interest thereon through the payment date.

                                  ARTICLE VII.

                       ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Adjustment Due to Merger, Consolidation, Etc. If there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "Corporate Change"), then the Holders of the Notes shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place, and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) shall be made with respect to the rights and interests of the Holders of the Notes to the end that the economic value of the Notes are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment to the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless
(i) each Holder of the Notes has received written notice of such transaction at least 20 days prior to the closing of such Corporate Change, but in no event later than 20 days prior to the record date for the determination of shareholders entitled to vote with respect thereto and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes the obligations of the Notes. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the Notes outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Adjustment Due to Distribution. If, at any time after the Issue Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the Holders of the Notes shall be entitled, upon any conversion of the Notes after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. If the Distribution involves rights, warrants, options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of this Note, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the Holder of the Notes receive such securities pursuant to the conversion hereof.

         D. Purchase Rights. If, at any time after the Issue Date, the Corporation issues any Convertible Securities or rights to purchase stock, warrants, securities or other property ("Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders of the Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Notes (without giving effect to the limitations contained in Article III.D) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         E. Adjustment of Conversion Price.

              (i) Except as otherwise provided in Paragraphs A, B and F of this
Article VII, if and whenever after the Issue Date the Corporation issues or sells, or in accordance with Article VII.E(ii) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the Measurement Date (as such terms is hereinafter defined) (a "Dilutive Issuance"), then effective immediately upon the Dilutive Issuance, the Conversion Price will be adjusted in accordance with the following formula:

                  C' = C x     O + P/C
                               -------
                               CSDO

                  where:

                  C'    =    the adjusted Conversion Price;
                  C     =    the Conversion Price on the Measurement Date;
                  O     =    the  number of shares of Common Stock outstanding
                             immediately prior to the Dilutive Issuance;
                  P     =    the aggregate consideration, calculated as set
                             forth in Article VII.E(ii) hereof, received by the
                             Corporation upon such Dilutive Issuance; and
                  CSDO  =    the total number of shares of Common Stock Deemed
                             Outstanding.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph E if such adjustment would result in an increase in the Conversion Price.

              (ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Subsection (i), the following will be applicable:

                   (1) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities exercisable, convertible into or exchangeable for Common Stock ("Convertible Securities") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Conversion Price in effect on the Measurement Date ("Below Conversion Price Options"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Conversion Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Below Conversion Price Options" is determined by dividing
(i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Conversion Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Conversion Price Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Conversion Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof (determined in accordance with the calculation method set forth in Article VII.E(ii)(2) below) at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Conversion Price Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Conversion Price Options.

                   (2) Issuance of Convertible Securities.

                          (A) If the Corporation in any manner issues or sells
any Convertible Securities, which Convertible Securities do not have a fluctuating conversion or exercise price or exchange ratio, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Article VII.E(ii)(2)(B) if applicable) is less than the Conversion Price in effect on the Measurement Date, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

                          (B) If the Corporation in any manner issues or sells
any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "Variable Rate Convertible Security"), then the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" for purposes of the calculation contemplated by Article VII.E(ii)(2)(A) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Conversion Price on the Measurement Date of such Convertible Security was 75% of the Conversion Price on such date (the "Assumed Variable Market Price"). Further, if the Conversion Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this
Article VII.E with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 75% of the Market Price existing at the time of the adjustment required by this sentence.

                   (3) Change in Option Price or Conversion Rate. If there is a change at any time in (a) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (b) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities; or (c) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution and except when an adjustment is made pursuant to Article VII.E.(ii)(2)(B) above), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                   (4) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Note will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.

Notwithstanding anything else herein to the contrary, if Common Stock, Options or Convertible Securities are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, the holder of this Note may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the "Disregarded Securities") issued, granted or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article VII.E for the issuance of the Disregarded Securities or upon any conversion or exercise thereof. For example, if the Corporation were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below market price and, if so, for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the Convertible Securities. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the holder hereof does not agree to such fair market value calculation within three business days after receipt thereof from the Corporation, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the holder hereof, with the costs of such appraisal to be borne by the Corporation.

                   (5) Issuances Pursuant to Existing Securities. If the Corporation, at any time before the Scheduled Maturity Date, issues shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in a security or instrument outstanding as of the date hereof but not included on Schedule 3(d) of the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration.

         F. Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made (i) upon the exercise of any warrants, options or convertible securities issued and outstanding on the Issue Date and set forth on
Schedule 3(d) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (ii) upon the grant or exercise of any stock or options to employees, directors or consultants of the Corporation which may hereafter be granted or exercised under any stock option or similar benefit plan of the Corporation now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; or (iii) upon conversion of the Notes or exercise of the Warrants.

         G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VII, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of the Notes a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of the Notes, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment,
(ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of any Note.

         H. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Common Stock after the date hereof that would be covered by Article VII.A through E, but for the manner in which such action is taken or structured, which would in any way diminish the value of this Note, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

         I. Minimum Adjustment of Conversion Price. No adjustment of the Conversion Price shall be made in an amount of less than $.01, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than $.01.

                                 ARTICLE VIII.

                              OPTIONAL REDEMPTION

         A. Redemption Events. In the event (each of the events described in clauses (i) - (iii) below being a "Redemption Event", the Corporation shall:

              (i) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for shareholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

              (ii) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged); or

              (iii) have thirty-five percent (35%) or more of the voting power of its capital stock owned beneficially by one person, entity or "group" (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended);

then, upon the occurrence of any such Redemption Event, at the option of each Holder, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined below) to the Corporation, the Corporation shall redeem the Notes for a redemption price, payable in cash, in an amount equal to the Redemption Amount (as defined below), plus all other ancillary amounts payable hereunder, together with all costs, including, without limitation, legal fees and expenses.

         Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the Holders in response to the Corporation's initial receipt of a Redemption Notice from a Holder of the Notes), the Corporation shall immediately (and in any event within one trading day following such receipt) deliver a written notice (a "Redemption Announcement") to all Holders of the Notes stating the date upon which the Corporation received such Redemption Notice and the amount of the Notes covered thereby. At any time and from time to time during such three trading day period, each Holder of the Notes may request (either orally or in writing) information from the Corporation with respect to the applicable Redemption Event (including, but not limited to, the aggregate principal amount outstanding of Notes covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting Holder. In the event the Corporation is not able to redeem all of the outstanding Notes within five trading days after its receipt of a notice of redemption (a "Redemption Notice") the Corporation shall repay the outstanding Notes to each Holder pro rata, based on the total amounts due under the Notes at the time of redemption included by such Holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total amounts due under all Notes at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected; provided, however, the foregoing shall not constitute a waiver by any Holder of its rights to payment in full of the total Redemption Amount due under each such Holder's Notes pursuant to this
Article VIII.

          B. Optional Redemption by Corporation.

              (i) If at any time no Event of Default exists at the option of the Corporation exercised by the delivery of written notice (an "Optional Redemption Notice") to all Holders of the Notes, delivered no more than thirty (30) days before the date of redemption set forth therein (the "Optional Redemption Date"), the Corporation shall redeem the Notes, payable in cash, in an amount equal to the Redemption Amount, plus all other ancillary amounts payable hereunder.

              (ii) The Corporation may not deliver to a Holder an Optional Redemption Notice unless on or prior to the date of delivery of such Optional Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay all amounts to which the holders of the Notes are entitled upon such redemption pursuant to subparagraph (i) of this Paragraph B. Any Optional Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Corporation.

              (iii) The Redemption Amount shall be paid to the Holders being redeemed within three (3) business days of the Optional Redemption Date; provided, however, that the Corporation shall not be obligated to deliver any portion of the Redemption Amount until either the Notes being redeemed are delivered to the office of the Corporation or the escrow agent or the holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation in accordance with
Article XI.H hereof. Notwithstanding anything herein to the contrary, in the event that the Notes being redeemed are not delivered to the Corporation or the transfer agent prior to the third business day following the Optional Redemption Date, the redemption of the Notes pursuant to this Article VIII.B shall still be deemed effective as of the Optional Redemption Date and the Redemption Amount shall be paid to the Holder being redeemed within five (5) business days of the date the Notes being redeemed are actually delivered to the Corporation or the transfer agent.

              (iv) Notwithstanding the delivery of an Optional Redemption Notice, a Holder may convert some or a part of the outstanding principal amount of this Note subject to such Optional Redemption Notice by the delivery prior to the Optional Redemption Date of a Notice of Conversion to the Corporation pursuant to the procedures set forth in Article III.B. In the event a Holder would be precluded from converting any portion of the outstanding principal amount of this Note subject to an Optional Redemption Notice due to the limitation contained in Article III.D(ii), the Optional Redemption Date shall automatically be extended by sixty (60) days.

         C. Definition of Redemption Amount. The "Redemption Amount" with respect to a Note means an amount equal to:

            o   V x 130%; or

            o if the Corporation redeems the Notes on or prior to November 1, 2002, then: V x 118%; provided that such redemption is made in traunches of One Million Dollars in principal amount due.

            where:

            "V" means the Principal Amount of the Notes being redeemed plus all accrued and unpaid interest thereon through the redemption date.

                                  ARTICLE IX.

                               RANK AND SECURITY

         A. Except as set forth on Schedule IX(A), this Note ranks senior to any indebtedness outstanding as of the Issue Date as to repayment. This Note is one of the "Amended Notes" referred to in that certain Security Agreement, dated October 1, 2002, by the Corporation, Holder [and SDS Merchant Fund, L.P. and S.A.C. Capital Associates, LLC.]. Reference is hereby made to such agreement for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the rights of the Holder in respect thereof.

                                   ARTICLE X.

                                 CONSENT RIGHTS

         A. The Corporation shall not (i) declare or pay any dividends (whether in cash or stock) or otherwise make any distributions on with respect to the Common Stock or (ii) create or sell any securities that rank senior to or pari passu with the Notes without the written consent of the Holders of two-thirds (2/3) of the principal amount of the Notes.

                                  ARTICLE XI.

                                 MISCELLANEOUS

         A. Failure or Indulgency Not Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         B. Notices. Any notices required or permitted to be given under the terms of this Note shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

                       If to the Corporation:

                       InKine Pharmaceutical Company, Inc.
                       1787 Sentry Parkway West, Suite 440
                       Blue Bell, PA  19411
                       Telephone: (215) 283-6850
                       Fax:  (215) 283-4602
                       Attn: Chief Executive Officer and Chief Financial Officer

                       with a copy simultaneously transmitted by like means to:

                       Saul Ewing LLP
                       Centre Square West
                       1500 Market Street, 38th Floor
                       Philadelphia, PA  19102-2186
                       Telephone: (215) 972-7777
                       Fax:  (215) 972-7725
                       Attn: Charles C. Zall, Esquire

         If to the Holder, to the address set forth under such Holder's name on the signature page to the Securities Purchase Agreement executed by such Holder. Each party shall provide notice to the other parties of any change in address.

         C. Amendment Provision. Except as set forth in Article III.D, this Note and any provision hereof may only be amended by an instrument in writing signed by the Corporation and all of the Holders. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         D. Assignability; Selling Restrictions. This Note shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. A Holder may assign its rights hereunder, in a minimum initial increment of $500,000, to any of its "affiliates," as that term is defined under the Securities and Exchange Act of 1934, as amended, without the consent of the Corporation or to any other person or entity with the consent of the Corporation, which consent shall not be unreasonably withheld. In addition, and notwithstanding anything to the contrary contained in this Note, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, this Note may be pledged and all rights of the Holder under this Note may be assigned, without further consent of the Corporation, to a bona fide pledgee in connection with the Purchasers' margin or brokerage account.

         E. Cost of Collection. If default is made in the payment of this Note, the Corporation shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

         F. Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of New York. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in the County of New York, State of New York in any suit or proceeding based on or arising under this Note and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

         G. Denominations. At the request of Holder, upon surrender of this Note, the Corporation shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $250,000 as Holder shall request.

         H. Lost or Stolen Notes. Upon receipt by the Corporation from a Holder of (i) evidence of the loss, theft, destruction or mutilation of any Note and
(ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of any Note, the Corporation shall execute and deliver a new Note of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen
Note if the Holder contemporaneously requests the Corporation to convert such Note.

         I. Restrictions on Shares. The shares of Common Stock issuable upon conversion of this Note or as payment of interest hereunder may not be sold or transferred unless (i) they first shall have been registered under the

Securities Act and applicable state securities laws, (ii) the Corporation shall have been furnished with an opinion of legal counsel (in form, substance and scope customary for opinions in such circumstances and reasonably acceptable to the Corporation's counsel) to the effect that such sale or transfer is exempt from the registration requirements of the Securities Act or (iii) they are sold under Rule 144 under the Act. Except as otherwise provided in the Securities Purchase Agreement, each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so registered and that have not been sold under an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Upon the request of a holder of a certificate representing any shares of Common Stock issuable upon conversion of this Note or as payment of interest hereunder, the Corporation shall remove the foregoing legend from the certificate and issue to such holder a new certificate therefor free of any transfer legend, if (i) with such request, the Corporation shall have received either (A) an opinion of counsel, in form, substance and scope customary for opinions in such circumstances, to the effect that any such legend may be removed from such certificate, or (B) satisfactory representations from the Holder that the Holder is eligible to sell such security under Rule 144 or (ii) a registration statement under the Securities Act covering the resale of such securities is in effect. Nothing in this Note shall (i) limit the Corporation's obligation under the Registration Rights Agreement, or (ii) affect in any way the Holder's obligations to comply with applicable securities laws upon the resale of the securities referred to herein.

         J. Status as Note Holder. Upon submission of a Notice of Conversion by a Holder of the Notes, (i) the principal amount of the Notes and the interest thereon covered thereby (other than any portion of the Notes, if any, which cannot be converted due to the limitations set forth in Article III.D.) shall be deemed converted into shares of Common Stock as of the Conversion Date and (ii) the Holder's rights as a holder of such Notes shall cease and terminate (but only with respect to that portion of the Notes covered by such conversion), excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of the Notes. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth trading day after the expiration of the Delivery Period with respect to a conversion of Notes for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five trading days after the expiration of such ten trading day period) the portion of the principal amount and interest thereon subject to such conversion shall be deemed outstanding under the Notes and the Corporation shall, as soon as practicable, return the Notes to the Holder. In all cases, the Holder shall retain all of its rights and remedies for the Corporation's failure to convert the Notes.

         K. Obligation to Cure. If the Corporation is prohibited from issuing shares of Common Stock to a Holder for any reason, the Corporation shall immediately notify the Holders of Notes of such occurrence and shall take immediate action (including, if necessary, seeking the approval of its shareholders) to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Corporation or any of its securities on the Corporation's ability to issue shares of Common Stock.

         L. Remedies Cumulative. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Note. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Notes and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the Holders of the Notes shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         M. Trading Days. For purposes of this Note, the term "trading day" means any day on which the OTC Bulletin Board or, if the Common Stock is not then traded on the OTC Bulletin Board, the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Corporation has caused this Convertible Note to be executed by its duly authorized officer.

                                        INKINE PHARMACEUTICAL COMPANY, INC.


                                        By:
                                           -------------------------------------
                                           Name:  Robert F. Apple
                                           Title: Executive Vice President and
                                                  Chief Financial Officer

                                                                      Exhibit 1
                                                                      ---------

                              NOTICE OF CONVERSION

To:   InKine Pharmaceutical Company, Inc.
      1787 Sentry Parkway West
      Suite 440
      Blue Bell, PA  19422
      Attn:  Chief Executive Officer
      Fax:_____________________________


The undersigned hereby elects to convert $____________ principal amount of the Note (the "Conversion"), into shares of common stock ("Common Stock") of InKine Pharmaceutical Company, Inc. (the "Corporation") according to the conditions of the Amended and Restated Secured Convertible Note dated as of ___________________, 2002 (the "Note"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _______________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

In the event of partial exercise, please reissue an appropriate Note(s) for the principal balance which shall not have been converted.

Check Box if Applicable:

|_| In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned or its nominee (if applicable) physical certificates representing such shares of Common Stock.


....... .....                               Date of Conversion:
                                                               ----------------------------------------------------

....... .....                               Applicable Conversion Price:
                                                                        -------------------------------------------

....... .....                               Amount of Accrued and Unpaid Interest
....... .....                               on the Principal Amount to be converted,
....... .....                               if any:
                                                   ----------------------------------------------------------------

....... .....                               Default Amount and penalties to be converted, if any:

....... .....                               Number of Shares of
....... .....                               Common Stock to be Issued:
                                                                      ---------------------------------------------

....... .....                               Signature:
                                                      -------------------------------------------------------------

....... .....                               Name:
                                                 ------------------------------------------------------------------

....... .....                               Address:
                                                    ---------------------------------------------------------------

